Filed Pursuant to Rule 424(b)(3)

Registration No. 333-284266

PROSPECTUS SUPPLEMENT

To Prospectus dated February 7, 2025

Up to 12,146,988 Shares of Common Stock

Up to 9,098,727 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 46,717,980 Shares of Common Stock Issuable Upon Conversion of Notes

Adagio Medical Holdings, Inc.

This prospectus supplement updates and supplements the information contained in the prospectus dated February 7, 2025 (as may be supplemented or amended from time to time, the “Prospectus”), which forms part of our registration statement on Form S-1 (File No. 333-284266) with the information contained in our Current Report on Form 8-K that was filed with the Securities and Exchange Commission on February 28, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer, sale or other disposition from time to time of up to 67,963,695 shares of our common stock, $0.0001 par value per share (the “Common Stock”), by the selling stockholders named in the Prospectus or their permitted transferees (collectively, the “selling stockholders”), consisting of (i) up to 7,951,913 shares of Common Stock (excluding the shares of Common Stock underlying the PIPE Warrants (as defined below)) (the “PIPE Shares”) and 110,000 shares of Common Stock (the “Registration Delay Shares”) issued pursuant to the terms of the Convert Waivers (as defined below), (ii) up to 670,000 shares of Common Stock issuable upon exercise of pre-funded warrants to purchase shares (the “Pre-Funded Warrant Shares”) of Common Stock, with an exercise price of $0.01 per share (the “Pre-Funded Warrants”), (iii) up to 7,528,727 shares of Common Stock (the “PIPE Warrant Shares”) issuable upon exercise of warrants to purchase shares of Common Stock, with an exercise price of $10.00 per share (the “PIPE Warrants”), in each of cases (i) through (iii), issued pursuant to those certain amended and restated subscription agreements, dated July 31, 2024 (the “Subscription Agreements”), by and among us, ARYA Sciences Acquisition Corp IV, a Cayman Islands exempted company (“ARYA”), and certain selling stockholders named therein (the “PIPE Investors”) at an effective price of approximately $7.10 per PIPE Share and/or Pre-Funded Warrant, (iv) up to 46,717,980 shares of Common Stock (excluding the shares of Common Stock underlying the Convert Warrants (as defined below)) (the “Convertible Note Shares”) issuable upon the conversion of those certain 13% senior secured convertible notes, with a conversion price of $10.00 per share, subject to adjustment as provided in the Convertible Security Subscription Agreement (as defined below), (the “Convert Notes”), (v) up to 900,000 shares of Common Stock (the “Convert Warrant Shares”) issuable upon exercise of warrants to purchase shares of Common Stock, with an exercise price of $24.00 per share, subject to adjustment as provided in such warrants (the “Convert Warrants” and, together with the PIPE Warrants, the “Warrants”), in each of cases (iv) and (v), issued pursuant to that certain securities purchase agreement, dated February 13, 2024, by and among us and certain investors named therein (the “Convert Investors”), and any assignment thereunder (the “Convertible Security Subscription Agreement”), and that certain note purchase agreement, dated February 13, 2024, by and among us, Adagio Medical, Inc., a Delaware corporation, and Perceptive Life Sciences Master Fund, Ltd, a Cayman Islands exempted company (the “2024 Bridge Financing Note Subscription Agreement”), (vi) up to 2,354,100 shares issued to ARYA Sciences Holdings IV, a Cayman Islands exempted company (the “Sponsor”), consisting of 499,000 shares of Common Stock that were initially issued to Sponsor in a private placement as Class A ordinary shares of ARYA at a price of $10.00 per share and exchanged for shares of Common Stock at Closing (as defined below) (the “Sponsor Class A Conversion Shares”), 1,500,000 shares of Common Stock that were initially issued to Sponsor as Class B ordinary shares of ARYA at an effective price of approximately $0.007 per share and exchanged for shares of Common Stock at Closing (the “Sponsor Class B Conversion Shares”), and 355,100 shares of Common Stock that were originally issued to Sponsor as Class A ordinary shares of ARYA upon the conversion of certain convertible promissory notes issued by ARYA at an effective price of $10.00 per share and exchanged for shares of Common Stock at Closing (the “Sponsor Working Capital Shares”), (vii) up to 582,475 shares of Common Stock, consisting of 492,475 shares of Common Stock issued to certain of our affiliates as consideration in connection with the Business Combination (as defined below) at an equity consideration value of approximately $9.23 per share and 30,000 shares of Common Stock issued to each of Michael Henderson, Todd Wider and Leslie Trigg (collectively, the “Independent ARYA Directors”), which were originally issued as Class B ordinary shares of ARYA, valued at approximately $0.007 per share, (viii) up to 1,147,500 shares of Common Stock issuable to the Sponsor that are subject to share trigger price vesting and will vest if, prior to the tenth anniversary of the Closing, the post-Closing share price of Common Stock equals or exceeds $24.00 per share for any 20 trading days within any 30 trading day period (the “Share Trigger Price Vesting”), which were originally issued as Class B ordinary shares of ARYA, valued at approximately $0.007 per share and exchanged for shares of Common Stock at Closing; and (ix) 1,000 shares of Common Stock issuable upon exercise of certain stock options assumed by us in connection with the consummation of the Business Combination held by our Chief Operating Officer with an exercise price of $1.67 per share.

You should read this prospectus supplement in conjunction with the Prospectus. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “ADGM”. On February 27, 2025, the last reported sales price of our Common Stock was $1.54 per share.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 15 of the prospectus, and under similar headings in any amendments or supplements to the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 28, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2025

ADAGIO MEDICAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-42199	99-1151466
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26051 Merit Circle, Suite 102 Laguna Hills, CA	92653
(Address of principal executive offices)	(Zip Code)

(949) 348-1188

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ADGM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure.

On February 28, 2025, Adagio Medical Holdings, Inc. (the “Company”) issued a press release regarding the Company’s corporate restructuring. A copy of the press release is being furnished as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01 of this Current Report on Form 8-K is being “furnished” and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, and shall not be incorporated or deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language contained in such filing, unless otherwise expressly stated in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated February 28, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 28, 2025

Adagio Medical Holdings, Inc.

By:	/s/ John Dahldorf
Name:	John Dahldorf
Title:	Chief Financial Officer

Exhibit 99.1

Adagio Medical Announces Strategic Restructuring to Accelerate US Pivotal IDE Trial and Product Innovation

LAGUNA HILLS, CA, February 28, 2025 – Adagio Medical Holdings, Inc. (Nasdaq: ADGM; the “Company”), a leading innovator in catheter ablation technologies for treatment of cardiac arrhythmias, today announced a corporate restructuring and realignment of resources to prioritize its FULCRUM-VT US pivotal investigational device exemption (“Pivotal IDE”) clinical trial activities and its new product design optimization program. “After a comprehensive strategic review, we are doubling down on the priorities that will drive the most meaningful impact for physicians, patients, and shareholders,” said Todd Usen, the Chief Executive Officer of Adagio. “Our resources are now focused on the completion of the FULCRUM-VT Pivotal IDE trial and subsequent premarket approval of the VT Cryoablation System with vCLAS™ catheter from the U.S. Food and Drug Administration (“FDA”). With over 35% enrollment complete, we, along with our physicians, are very encouraged by the system’s performance and early outcomes. In addition, we will dedicate the appropriate resources to our product design optimization program, which allows us to design, iterate and innovate more efficiently. We believe that this focused approach is crucial to position Adagio as a leader in ventricular tachycardia solutions, which has been a historically underserved market.”

The streamlining of the Company operations includes a pause in the limited European launch of the vCLAS catheter, while the product design optimization program is instituted. The limited launch provided valuable insights from European electrophysiology professionals, including gaining a more in-depth understanding of the broad applicability and unique clinical benefits of Adagio’s proprietary ultra-low temperature cryoablation technology.

With a narrower focus on key initiatives, the restructuring includes a reduction in force, effective February 28, 2025. This is expected to enable additional investment in the aforementioned critical priorities.

“The decision to part with valued colleagues is difficult, and we have deep gratitude for their contributions,” continued Mr. Usen. “We wish them the very best and will strive to build upon their efforts. I have tremendous confidence in Adagio’s future, and believe that our highly differentiated and validated technology will drive the best clinical results for our physicians and, ultimately, the best outcomes for ventricular tachycardia patients.”

About FULCRUM-VT

FULCRUM-VT (Feasibility of Ultra-Low Temperature Cryoablation in Recurring Monomorphic Ventricular Tachycardia, NCT05675865) is a prospective, multi-center, open-label, single-arm study, enrolling 206 patients with structural heart disease of both ischemic and non-ischemic cardiomyopathy, indicated for catheter ablation of drug refractory ventricular tachycardia (“VT”) in accordance with current treatment guidelines. The results of the study will be used to obtain premarket approval from the FDA for Adagio’s VT Cryoablation System with the vCLAS™ cryoablation catheter with industry’s broadest indication for purely endocardial ablation of scar-mediated VT.

About Adagio Medical Holdings, Inc.

Adagio Medical Holdings, Inc. (Nasdaq: ADGM) is an early commercial stage medical device company located in Laguna Hills, California focused on developing proprietary Ultra-Low Temperature Cryoablation technology that creates contiguous, transmural lesions to treat cardiac arrhythmias, with an emphasis on ventricular tachycardia.

Forward-Looking Statements

Certain statements in this press release (this “Press Release”) may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or future financial or operating performance of the Company. For example, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “propose,” “seek,” “should,” “strive,” “will,” or “would” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which may be beyond the control of the Company and could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by the Company and its management, are inherently uncertain. The Company cautions you that these statements are based on a combination of facts and factors currently known and projections of the future, which are inherently uncertain. There are risks and uncertainties described in the documents and reports, which was filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) and will be filed by the Company from time to time with the SEC. These filings may identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. The Company cannot assure you that the forward-looking statements in this communication will prove to be accurate.

Nothing in this Press Release should be regarded as a representation or warranty by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved, in any specified time frame, or at all. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made in this Press Release. Subsequent events and developments may cause those views to change. The Company does not undertake any duty to update these forward-looking statements.

Media Contact
Ilya Grigorov
VP, Global Marketing and Product Management of Adagio Medical, Inc.
igrigorov@adagiomedical.com

Investor Contact
IR@adagiomedical.com